Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 203.210.3125 Jessica.nable@epsilon.com

TURNER BROADCASTING PARTNERS WITH EPSILON
TO LAUNCH TURNER DATA CLOUD

First Enterprise-Wide Initiative Powered by Data-Driven Insights Will Deliver New
Level of Personalization for Direct-to-Consumer Content, Programming, Advertising
Sales and Marketing

Dallas, TX, June 30, 2015 – Epsilon, an Alliance Data (NYSE: ADS) company, and Turner Broadcasting System Inc. have signed a new multiyear agreement to support the Turner Data Cloud, the first enterprise-wide initiative that will aggregate and analyze first- and third-party data to provide consumers with relevant and personalized content across the Turner portfolio, spanning news, entertainment and sports brands.

Under the terms of the new agreement, Epsilon will provide analytics and data services to support the Turner Data Cloud infrastructure, including bringing together all first- and third-party data sources and integrating predictive analytics, which anticipate consumer behavior. With this 360-degree view, which incorporates an understanding of past, present and future consumer behavior, the Turner Data Cloud will effectively support Turner's campaign initiatives in direct-to-consumer content, programming, marketing and advertising sales. These data management capabilities will help connect disparate data sources and are a critical part of enabling Turner to deliver more relevant consumer experiences and offer advertisers more effective methods to reach target audiences.

"It's essential that Turner understands its audiences above and beyond what traditional measurement can provide, and therefore we must make the necessary technology investments in order to build an enterprise-wide audience platform that includes first- and third-party data to help guide our product, advertising and marketing decisions going forward, which this deal reflects," said Jeremy Legg, head of technology strategy and product monetization for Turner Broadcasting System, Inc. (TBS, Inc.). "We are very pleased to partner with Epsilon on this now and in the future."

"Turner Broadcasting is at the forefront of the evolution of content distribution," said Andy Frawley, chief executive officer of Epsilon. "To enable the strongest possible brand experience for a consumer, it is imperative to leverage the power and value of data to drive marketing, advertising and programming to better connect the consumer's experience and engagement. We look forward to leveraging our full suite of Big Data capabilities to support the Turner Data Cloud."

The Turner Data Cloud is a data-management platform (DMP) that collects and leverages information about consumer interactions and preferences to enable more targeted digital and linear advertising campaigns that offer a highly personalized experience for consumers. Turner Data Cloud will allow advertisers the ability to harness their first-party data coupled with third-party data to effectively engage consumers and connect with the right audience across Turner Broadcasting's portfolio, which reaches approximately 75 percent of all Americans.

Additionally, Epsilon will explore opportunities with Turner to integrate Conversant services to help support advertising sales initiatives.

About Turner Broadcasting
Turner Broadcasting System, Inc., a Time Warner company, creates and programs branded news; entertainment; animation and young adult; and sports media environments on television and other platforms for consumers around the world.

About Epsilon
Epsilon is the global leader in creating connections between people and brands. An all-encompassing global marketing company, we harness the power of rich data, groundbreaking technologies, engaging creative and transformative ideas to get the results our clients require. Recognized by Ad Age as the #1 World CRM/Direct Marketing Network, #1 U.S. Digital Agency Network and #1 U.S. Agency from All Disciplines, Epsilon employs over 7,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 15,000 associates at approximately 100 locations worldwide.

Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, the leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Alliance Data's Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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